Exhibit 10.2

PATENT PURCHASE ASSIGNMENT AGREEMENT

This PATENT PURCHASE AGREEMENT (the "Agreement") is entered into by and between ALBERT CLARK RICH, a person with principal place of business at 3301 Arya Way, Carmichael, CA 95608, USA ("ACR" or "Seller") and ENERTOPIA CORP., a company organized under the laws of the State of Nevada, with its principal place of business at #22 1873 Spall Rd. Kelowna, BC V1Y 4R2 ("Buyer") and is effective as of December 14, 2020 (the "Effective Date").

RECITALS

WHEREAS, Seller owns certain provisional patent applications, patent applications, patents, and/or related foreign patents and applications;

WHEREAS, Buyer desires to obtain, and Seller is willing to assign to Buyer, certain patents on the terms and conditions set forth in this Agreement;

WHEREAS, Seller desires to receive a license back from Buyer to such patents for the benefit of itself, its Affiliates (as defined below) and its product and service ecosystems;

NOW THEREFORE, for and in consideration of the foregoing and their mutual covenants and agreements set forth below, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Seller and Buyer, the parties hereby agree as follows:

AGREEMENT

1. DEFINITIONS

In addition to the terms defined elsewhere in this Agreement, the following terms shall have the respective meanings specified below:

"Affiliate" means any Entity in whatever country organized, that controls, is controlled by or is under common control of a party to this Agreement. The term "control" means possession, direct or indirect, of the power to direct or cause the direction of the management and policies of an Entity, whether through the ownership of voting securities, by contract or otherwise. In the case of an Affiliate of Seller, such Affiliates include Seller's existing and/or future Affiliates, successors and assigns.

"Assigned Patent Rights" means the Patents and the Additional Rights set forth in Section 3.2.

"Additional Rights" has the meaning set forth in Section 3.2.

"Docket" means Seller's or its agents' list or other means of tracking information relating to the prosecution or maintenance of the Patents throughout the world, including, as applicable and available, the names, addresses, email addresses, and phone numbers of prosecution counsel and agents, and information relating to deadlines, payments, and filings, which list or other means of tracking information is current as of the Effective Date.

"Entity" means any person, corporation, partnership, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization, governmental entity (or any department, agency, or political subdivision thereof) or any other legal entity.

"Executed Assignments" means both the executed and witnessed Assignment of Patent Rights in

Exhibit C, as required and signed by a duly authorized representative of Seller, and the additional documents Seller may be required to execute and deliver under Section 6.26.

"Seller Partners" shall mean all agents, advisors, attorneys, representatives, suppliers, distributors, customers, advertisers, and users, of Seller and/or Seller Affiliates.

"Seller Products" shall mean all former, current and future products, including but not limited to services, components, hardware, software, websites, processes, machines, manufactures, and any combinations and components thereof, of Seller or any Seller Affiliates that are designed, developed, sold, licensed, or made, in whole or substantial part, by or on behalf of that entity.

"Patents" means only the U.S. patents set forth on Exhibit A and any reexamined or reissued U.S. patents directly or indirectly issuing from such, and each, a "Patent".

"Prosecution History Files" means all files, documents and tangible things, as those terms have been interpreted pursuant to rules and laws governing the production of documents and things, constituting, comprising or relating to the investigation, evaluation, preparation, prosecution, maintenance, defense, filing, issuance and registration of the Patents, and such files, documents and tangible things constituting, comprising or relating to the assertion or enforcement of the Patents to the extent that they could be deemed to affect the scope, validity, patentability, or enforceability of the Patents.

2. DELIVERY, CLOSING AND CONSIDERATION

2.1 Delivery. Seller will send to Buyer the items identified on Exhibit B (the "Deliverables") within ten (10) business days following the date of last signature.

2.2 Closing. The closing of the sale of the Assigned Patent Rights hereunder will occur with (a) the execution of this Agreement by both Parties and (b) the execution and delivery of the underlying Definitive Agreement duly executed by both Parties.

2.3 Consideration. Within (10) business days from Closing the Buyer will deliver 1,000,000 common shares of Enertopia Corp as per the terms in the Definitive Agreement the purchase price.

3. TRANSFER OF PATENTS AND ADDITIONAL RIGHTS;

3.1 Assignment of Patents. Upon the Closing, Seller hereby sells, assigns, transfers, and conveys to Buyer, or shall have caused its Affiliates to sell, assign, transfer and convey to Buyer, all of its right, title, and interest in and to the Patents.

3.2 Assignment of Additional Rights. Upon the Closing, Seller hereby also sells, assigns, transfers, and conveys to Buyer, or shall have caused its Affiliates to sell, assign, transfer and convey to Buyer, all of its right, title and interest in and to all causes of action (whether known or unknown or whether currently pending, filed, or otherwise) and its other enforcement rights under, or on account of, any of the Patents described in Section 3.1, including, without limitation, all of its causes of action and other enforcement rights for (i) damages, (ii) injunctive relief, (iii) any other remedies of any kind for past, current and future infringement, and (iv) rights to collect royalties or other payments under or on account of any of the Patents and/or any of the foregoing (such causes of action and other enforcement rights collectively "Additional Rights") (excluding any Existing Licenses under Section 3.3).

3.3 Existing Licenses.

(a) The transfers of the Assigned Patent Rights pursuant to Section 3.1 and 3.2 are subject to (i) any existing licenses (including transferrable licenses) or license rights (including any previous license or other commitments made to a standards development organization regarding the Patents) executed prior to the Effective Date ("Existing Licenses").

(b) Buyer agrees and covenants that if the Buyer sells, conveys title to, or assigns the right to enforce any of the Assigned Patent Rights to a third party, Buyer will bind the third party as well as the Affiliates of the third party with the language of this Section 3.3. Additionally, Buyer agrees and covenants to oblige any such third party to bind any subsequent transferee to the obligations set forth in this Section 3.3.

4. ADDITIONAL OBLIGATIONS

4.1 Further Cooperation. At the reasonable request of Buyer, Seller will execute and deliver an assignment document in substantially the form set forth as Exhibit B, and such other instruments and do and perform such other acts and things as may be reasonably necessary for effecting completely the consummation of the transactions contemplated hereby, including, without limitation, execution, acknowledgment, and recordation of other such papers, as reasonably necessary for fully perfecting and conveying unto Buyer the benefit of the transactions contemplated hereby.

4.2 Common Interest Agreement. Seller and Buyer recognize that they share common interests, including but not limited to common legal interests relating to the scope, validity, and enforceability of the Patents, and in maximizing the value of the Patents for Buyer, on the one hand, as purchaser and for Seller, on the other hand, as licensee and recipient of proceeds of the transaction contemplated by this Agreement (the "Common Interest"). In furtherance of the Common Interest, the parties or their counsel may exchange information (including information exchanged as part of the Deliverables) that is attorneyclient privileged or work product, including without limitation communications (whether oral or written), documents, things, mental impressions, factual materials, memoranda, or opinions relating to the Patents (such information, the "Common Interest Information"). The parties acknowledge and agree that they desire and intend by this Agreement that the common interest privilege, to the fullest extent permitted by law, attaches to any Common Interest Information exchanged, and that no such exchange of Common Interest Information between the parties or their counsel shall waive any applicable privilege or protection to such Common Interest Information.

4.3 Disclosure of Licensees. Notwithstanding the provisions of Section 3.3, for a reasonable number of requests, Buyer may ask from Seller whether a certain Entity is licensed under the Patents. Seller will, with reasonable commercial promptness, disclose to Buyer whether such Entity is licensed provided that Seller is not legally prevented from the disclosure (including but not limited to confidentiality obligations towards such licensee).

5. REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer as follows that as of the Effective Date and as of Closing.

5.1 Authority. Seller has the full power and authority to enter into this Agreement and to carry out its obligations hereunder, including, without limitation, the assignment, or causing the assignment, of the Assigned Patent Rights to Buyer. Prior to Closing, to Seller's knowledge, Seller has not granted any exclusive licenses under any Patents to any third party and has not assigned any Assigned Patent Rights to any third party.

5.2 Title. Seller or its Affiliate owns good and marketable title to the Patents. To Seller's knowledge, the Assigned Patent Rights are free and clear of all liens, claims, mortgages, security interests or other encumbrances, and restrictions, except for the existing licenses and covenants not to sue that are expressly binding on successors to the applicable Patents described in Section 3.3. To Seller's knowledge, there are no actions, suits, investigations, claims, or proceedings threatened, pending, or, to Seller's knowledge, in progress relating in any way to the Assigned Patent Rights, Except as disclosed in Exhibit A. To Seller's knowledge, there are no existing binding contracts, agreements, options, commitments, proposals, bids, offers, or rights with, to, or in any person to acquire any of the Assigned Patent Rights.

5.3 Existing Licenses. After the Effective Date, none of Seller or its Affiliates, any prior owner, or any inventor will retain any rights or interest in the Assigned Patent Rights, except as described in Section 3.3 or Section 3.4. None of the licenses or rights in the Patents granted by Seller or its Affiliate is an exclusive grant or right and each such license is nontransferable (except solely in the context of acquisition of the respective licensee and in that case, the scope of each such license or rights in the Patents is limited to the activities of the licensee prior to the acquisition) and nonsublicensable (except to affiliates of the licensee).

6. MISCELLANEOUS

6.1 DISCLAIMER OF REPRESENTATIONS AND WARRANTIES. NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY EXCEPT FOR THEIR RESPECTIVE REPRESENTATIONS AND WARRANTIES SET FORTH IN SECTION 5, AND EACH PARTY DISCLAIMS ALL IMPLIED WARRANTIES, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

6.2 LIMITATION OF LIABILITY. SELLER'S TOTAL LIABILITY UNDER THIS AGREEMENT WILL NOT EXCEED FIFTY THOUSAND U.S. DOLLARS (US$50,000). BUYER'S TOTAL LIABILITY UNDER THIS AGREEMENT WILL NOT EXCEED THE REASONABLE MARKET VALUE OF THE ASSIGNED PATENT RIGHTS IN ADDITION TO ANY AMOUNTS THAT MAY BE DUE TO SELLER PURSUANT TO SECTION 2.4. THE PARTIES ACKNOWLEDGE THAT THE LIMITATIONS ON POTENTIAL LIABILITIES SET FORTH IN THIS SECTION 6.2 WERE AN ESSENTIAL ELEMENT IN SETTING CONSIDERATION UNDER THIS AGREEMENT.

6.3 LIMITATION ON CONSEQUENTIAL DAMAGES. NEITHER PARTY WILL HAVE ANY OBLIGATION OR LIABILITY (WHETHER IN CONTRACT, WARRANTY, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, AND NOTWITHSTANDING ANY FAULT, NEGLIGENCE (WHETHER ACTIVE, PASSIVE OR IMPUTED), REPRESENTATION, STRICT LIABILITY OR PRODUCT LIABILITY), FOR COVER OR FOR ANY INCIDENTAL, INDIRECT, CONSEQUENTIAL, MULTIPLIED, PUNITIVE, SPECIAL, OR EXEMPLARY DAMAGES OR LOSS OF REVENUE, PROFIT, SAVINGS OR BUSINESS ARISING FROM OR OTHERWISE RELATED TO THIS AGREEMENT, EVEN IF A PARTY OR ITS REPRESENTATIVES HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THE PARTIES ACKNOWLEDGE THAT THESE EXCLUSIONS OF POTENTIAL DAMAGES WERE AN ESSENTIAL ELEMENT IN SETTING CONSIDERATION UNDER THIS AGREEMENT.

6.4 Compliance With Laws. Notwithstanding anything contained in this Agreement to the contrary, the obligations of the parties with respect to the consummation of the transactions contemplated by this Agreement shall be subject to all laws, present and future, of any government having jurisdiction over the parties and this transaction, and to orders, regulations, directions or requests of any such government.

6.5 Confidentiality of Terms. Buyer will keep the terms and existence of this Agreement and the identities of the parties hereto and their Affiliates confidential and will not now or hereafter divulge any of such information to any third party except (a) with the prior written consent of Seller; (b) as otherwise may be required by law or legal process, including, without limitation, in confidence to legal and financial advisors in their capacity of advising Buyer in such matters; (c) during the course of litigation, so long as the disclosure of such terms and conditions is restricted in the same manner as is the confidential information of other litigating parties; (d) in confidence to its legal counsel, accountants, insurers, and their advisors solely in connection with complying with its obligations under this Agreement; (e) in order to perfect Buyer's interest in the Assigned Patent Rights with any governmental agency (including, without limitation, recording the Executed Assignments of Exhibit B in any governmental patent office); (f) to inform Buyer's existing licensees or prospective licensees of the Seller's assignment to Buyer of the assets assigned by this Agreement, but only to the minimum extent of disclosure required for such purpose; or (g) to enforce Buyer's right, title, and interest in and to the Assigned Patent Rights; provided that, in (b) and (c) above, (i) to the extent permitted by law, Buyer will use all legitimate and legal means available to minimize the disclosure to third parties, including, without limitation, seeking a confidential treatment request or protective order whenever appropriate or available; and (ii) Buyer will provide the other party with at least ten (10) calendar days' prior written notice of such disclosure. Seller may disclose the terms and existence of this Agreement, and the identities of the parties hereto and their Affiliates, to any third party at Seller's sole discretion. In the event of any breach or default, threatened or otherwise, by Buyer under this Section, the parties acknowledge and agree that damages alone would be insufficient to compensate for any such breach or default and that irreparable harm would result from such breach or default. Consequently, in the event of any such breach or default, or any threat of such breach or default by Buyer, then Seller will be entitled to temporary or permanent injunctive relief, specific performance and such other equitable relief as may be appropriate in the circumstances in order to restrain or enjoin such breach or default. These remedies will not be the exclusive remedies for violation of the terms of the confidentiality obligations contained in this Section, but will be in addition to all other remedies available to the parties at law or in equity.

6.6 Reasonable Commercial Efforts to Settle Disputes

6.7 If any controversy, dispute, claim, question or difference (a "Dispute") arises with respect to this Agreement or its performance, enforcement, breach, termination or validity, the Parties to the Dispute will use all commercially reasonable efforts to settle the Dispute.  To this end, they will consult and negotiate with each other in good faith and understanding of their mutual interests to reach a just and equitable solution satisfactory to all such Parties.

6.8 Arbitration

6.9 Except as is expressly provided in this Agreement, if the Parties do not reach a solution pursuant to Section 8.1 within a period of 30 Business Days following the first notice of the Dispute by any Party to the other party(ies) to the Dispute, then upon written notice by any Party to the other party(ies) to the Dispute, the Dispute will be submitted to non-binding arbitration in accordance with the provisions of the Commercial Arbitration Act (British Columbia), based upon the following:

6.10 the arbitration tribunal will consist of one arbitrator appointed by mutual agreement of such Parties, or in the event of failure to agree within 10 Business Days following delivery of the written notice to arbitrate, any such Party may apply to a judge of the British Columbia Supreme Court to appoint an arbitrator.  The arbitrator will be qualified by education and training to pass upon the particular matter to be decided;

6.11 the arbitrator will be instructed that time is of the essence in the arbitration proceeding and, in any event, the arbitration award must be made within 30 days of the appointment of the arbitrator;

6.12 after written notice is given to refer any Dispute to arbitration, the Parties to the Dispute will meet within 15 Business Days of delivery of the notice to arbitrate and will negotiate in good faith to agree upon the rules and procedures for the arbitration, in an effort to expedite the process and otherwise ensure that the process is appropriate given the nature of the Dispute and the values at risk, failing which, the rules and procedures for the arbitration will be finally determined by the arbitrator;

6.13 the arbitration will take place in Vancouver, British Columbia;

6.14 except as otherwise provided in this Agreement or otherwise decided by the arbitrator, the fees and other costs associated with the arbitrator will be shared equally by the Parties to the Dispute and each Party to the Dispute  will be responsible for its own costs;

6.15 the arbitration award will be given in writing, will provide reasons for the decision, and will be final and binding on the Parties, not subject to any appeal, and will deal with the question of costs of arbitration and all related matters;

6.16 judgment upon any award may be entered in any court having jurisdiction or application may be made to the Court for a judicial recognition of the award or an order of enforcement, as the case may be;

6.17 all Disputes referred to arbitration (including without limitation the scope of the agreement to arbitrate, any statute of limitations, conflict of laws rules, tort claims and interest claims) will be governed by the substantive law of British Columbia and the federal laws of Canada applicable therein; and

6.18 the Parties to the Dispute agree that the arbitration will be kept confidential and that the existence of the proceeding and any element of it (including any pleadings, briefs or other documents submitted or exchanged, any testimony or other oral submissions and any awards) will not be disclosed beyond the arbitrator, the Parties to the Dispute, their counsel and any person necessary to the conduct of the proceeding, except as may lawfully be required in judicial proceedings relating to the arbitration or otherwise.

6.19 Notices. All notices given hereunder will be given in writing (in English or with an English translation), will refer to Buyer, Seller, and to this Agreement, and will be delivered to the address set forth below by (i) personal delivery, or (ii) delivery postage prepaid by an internationallyrecognized express courier service:

6.20

      If to Seller If to Buyer

ALBERT CLARK RICH ENERTOPIA CORP
3301 Arya Way, Carmichael, CA 95608, USA #22 1873 Spall Road
Kelowna, BC V1Y 4R2

 With copy via electronic mail to:

SELLER BUYER

richsolar@aol.com  mcallister@enertopia.com

Notices are deemed given on (a) the date of receipt if delivered personally or by express courier or (b) if delivery refused, the date of refusal. Notice given in any other manner will be deemed to have been given only if and when received at the address of the person to be notified. Either party may from time to time change its address for notices under this Agreement by giving the other party written notice of such change in accordance with this Section.

6.21 Relationship of Parties. The parties hereto are independent contractors and this Agreement is being entered into at arms length. Nothing in this Agreement will be construed to create a partnership, joint venture, franchise, fiduciary, employment or agency relationship between the parties. Neither party has any express or implied authority to assume or create any obligations on behalf of the other or to bind the other to any contract, agreement or undertaking with any third party. The Parties to this Agreement and their counsel have participated jointly in the negotiation and drafting of this Agreement, and for all purposes this Agreement shall be deemed to have been drafted jointly by the Parties and their counsel.

6.22 Severability. If any provision of this Agreement is found to be invalid or unenforceable, then the remainder of this Agreement will have full force and effect, and the invalid or unenforceable provision will be modified, or partially enforced, to the maximum extent permitted to effectuate the original objective.

6.23 Waiver. Failure by either party to enforce any term of this Agreement will not be deemed a waiver of future enforcement of that or any other term in this Agreement or any other agreement that may be in place between the parties.

6.24 Termination. In the event that the Closing has not occurred within ten (10) calendar days following the Effective Date, either party may terminate this Agreement by written notice to the other party. In addition, in the event that Buyer shall become the subject of a voluntary or involuntary petition under federal or state bankruptcy or similar laws, including receivership or conservatorship, then this Agreement shall automatically terminate. Upon such automatic termination after Closing, Buyer shall either assign all its right, title and interest in the Assigned Patent Rights to Seller and shall take all such actions reasonably requested by Seller in connection therewith. The provisions of Sections 3.3 and 6 of this Agreement shall survive the termination of this Agreement.

6.25 Miscellaneous. This Agreement, including its exhibits, constitutes the entire agreement between the parties with respect to the subject matter hereof and merges and supersedes all prior agreements, understandings, negotiations, and discussions. Neither of the parties will be bound by any conditions, definitions, warranties, understandings, or representations with respect to the subject matter hereof other than as expressly provided herein. The section headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. This Agreement is not intended to confer any right or benefit on any third party (including, but not limited to, any employee or beneficiary of any party), and no action may be commenced or prosecuted against a party by any third party claiming as a thirdparty beneficiary of this Agreement or any of the transactions contemplated by this Agreement. No oral explanation or oral information by either party hereto will alter the meaning or interpretation of this Agreement. No amendments or modifications will be effective unless in a writing signed by authorized representatives of both parties. The terms and conditions of this Agreement will prevail notwithstanding any different, conflicting or additional terms and conditions that may appear on any letter, email or other communication or other writing not expressly incorporated into this Agreement. The following exhibits are attached hereto and incorporated herein: Exhibit A (entitled "Patents"), Exhibit B (entitled "Deliverables") and Exhibit C (entitled "Assignment of Patent Rights").

6.26 Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, and all of which together constitute one and the same instrument.

IN WITNESS WHEREOF, intending to be legally bound, this Patent Purchase Agreement is executed by the parties below and made effective as of the date recited in the first paragraph of this Agreement.

SELLER:	BUYER:

ALBERT CLARK RICH	ENERTOPIA CORP

By: /s/ Albert Clark Rich	By: /s/ Robert McAllister

Name: Albert Clark Rich	Name: Robert McAllister

Title: Owner	Title: CEO

Date: 12/14/2020	ate: 12/14/2020

EXHIBIT A

PATENTS

Patent Number	Application Number	Title
#6,024,086	09/120,925	SOLAR ENERGY COLLECTOR HAVING OVAL ABSORPTION TUBES

EXHIBIT B

DELIVERABLES

Patent # 6,024,086, which is a solar energy collector having oval absorption tubes and is approved for use until September 30, 2021, and a web cutting tool.

EXHIBIT C

ASSIGNMENT OF PATENT RIGHTS

THIS ASSIGNMENT OF PATENT RIGHTS (the "Assignment") is executed, acknowledged and delivered by ALBERT CLARK RICH., a Person, with its principal place of business at 3301 Arya Way, Carmichael, CA 95608, USA ("Assignor"), in accordance with, and pursuant to the terms and conditions of the Patent Purchase Agreement having an Effective Date of December 14, 2020 (the "Agreement") between Assignor, as Seller, and ENERTOPIA CORP, a company organized under the laws of the State of Nevada, with its principal place of business at #22 1873 Spall Road, Kelowna, BC V1Y 4R2 ("Assignee"), as Buyer. Capitalized terms used herein and not expressly defined shall have the meaning ascribed to such terms in the Agreement.

"Patents" means the patents identified in the Patent Annex attached hereto.

NOW, THEREFORE, TO ALL WHOM IT MAY CONCERN:

For good and valuable consideration, the receipt of which is hereby acknowledged, Assignor agrees to and does hereby irrevocably sell, assign, transfer and convey unto said Assignee, and Assignee hereby accepts, all of Assignor's right, title, and interest (i) in and to the Patents, the same to be held and enjoyed by said Assignee for its own use, and for the use of its successors, assigns, or other legal representatives to the end of the term or terms for which said Patents may be granted as fully and entirely as the same would have been held and enjoyed by Assignor if this Assignment had not been made; and (ii) in and to causes of action and enforcement rights for the Patents including all rights to pursue damages, injunctive relief and other remedies for past and future infringement of the Patents.

Notwithstanding anything to the contrary herein, Assignor is executing and delivering this Assignment in accordance with and subject to all of the terms and provisions of the Agreement. In the event of any conflict between the terms of this Assignment and those of the Agreement, the terms of the Agreement shall be controlling.

This Assignment shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns.

This Assignment shall be governed by, and construed in accordance with, the laws of the United States in respect to patent issues and in all other respects by the laws of the State of California, without giving effect to the conflict of laws rules thereof.

IN WITNESS WHEREOF, Assignor has caused this Assignment to be executed as of this 10th day of December, 2020.

WITNESS:	ASSIGNOR:

ALBERT CLARK RICH

By: /s/ Susan M. Rich	By: /s/ Albert Clark Rich

Name: Susan M. Rich	Name: Albert Clark Rich

PATENT ANNEX

Patent Number	Application Number	Title
#6,024,086	09/120,925	SOLAR ENERGY COLLECTOR HAVING OVAL ABSORPTION TUBES